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                                 Exhibit 15.1



The Board of Directors

PowerCerv Corporation

         We are aware of the incorporation by reference in the Registration
Statement (Form S-8 No. 333-    ) of PowerCerv Corporation for the registration
of 1,815,000 shares of its common stock of our reports dated April 16, 1999 and July 16, 1999 relating to the unaudited condensed consolidated interim financial statements of PowerCerv Corporation that are included in its Forms 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                      /s/ Ernst & Young LLP


Tampa, Florida

November 9, 1999